EXHIBIT 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES
FIRST QUARTER 2013 FINANCIAL RESULTS

EVANSTON, Ill., May 2, 2013 (GLOBE NEWSWIRE)– Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”) today announced its financial results for the first quarter of 2013 ended March 31, 2013. Fidus provides customized debt and equity financing solutions primarily to lower middle market companies based in the United States.

First Quarter 2013 Financial Highlights

•	Total investment income of $9.8 million

•	Net investment income of $4.9 million, or $0.38 per share

•	Net increase in net assets resulting from operations of $4.6 million, or $0.36 per share

•	Originated $22.0 million of investments in 2 new and 2 existing portfolio companies

•	Paid quarterly dividend of $0.38 per share on March 28, 2013

•	Received $28.8 million in net proceeds from the issuance of approximately 1.7 million shares of common stock on February 8, 2013

•	Net asset value of $211.8 million, or $15.46 per share at March 31, 2013

Management Commentary

“The first quarter was a good start to 2013,” said Edward Ross, Chief Executive Officer of Fidus Investment Corporation. “During the quarter we added two new companies to our portfolio, investing $22.0 million and further improving our industry diversification. We recorded a 36.0% increase in net investment income driven by the 35.6% increase in the fair value of our investment portfolio since the first quarter of 2012.

“Market activity has picked up since the beginning of 2013 and with $59.0 million of cash we are well positioned to make new investments that meet our criteria and to grow our portfolio. These criteria include high quality businesses in industries that we know well, that are more defensive in nature and have positive long-term outlooks. With a long term approach to managing our business and an intense focus on capital preservation, we believe that we can continue to build on our track record as we work to selectively deploy the capital on our balance sheet,” added Mr. Ross.

First Quarter 2013 Financial Results

Total investment income was $9.8 million for the three months ended March 31, 2013, an increase of $2.2 million, or 29.2%, over the $7.6 million of total investment income for the three months ended March 31, 2012. This increase was primarily due to the higher average level of outstanding debt investments in the first quarter of 2013 compared to the first quarter of 2012, as well as a $0.2 million increase in dividend income from a portfolio equity investment in the first quarter of 2013.

Total expenses were $4.9 million, an increase of $0.9 million, or 22.4%, compared to the $4.0 million of total expenses for the three months ended March 31, 2012. The increase in total expenses was attributable to a $0.3 million increase in interest expense primarily as a result of higher average balances of SBA debentures outstanding, an increase of $0.3 million in the base management fee due to higher average total assets, and an increase of $0.3 million in the incentive fee due to higher net investment income.

Net investment income for the three months ended March 31, 2013 was $4.9 million, or $0.38 per share, compared to $3.6 million, or $0.38 per share, for the first quarter of 2012.

For the three months ended March 31, 2013 Fidus reported net unrealized depreciation of $0.3 million comprised of $0.8 million of net unrealized depreciation on debt investments, partially offset by $0.5 million of net unrealized appreciation on equity investments. During the three months ended March 31, 2012, the Company recorded net unrealized depreciation of $0.1 million comprised of $0.2 million of net unrealized depreciation on debt investments, partially offset by $0.1 million of net unrealized appreciation on equity investments.

As a result of the events described above, net increase in net assets resulting from operations was $4.6 million for the three months ended March 31, 2013, or $0.36 per share, compared with a net increase in net assets resulting from operations of $3.5 million, or $0.37 per share, for the first quarter of 2012.

Per share income results for the first quarter ended March 31, 2013 are based on weighted average shares outstanding of 12.9 million, compared to 9.4 million weighted average shares outstanding for the first quarter of 2012. This increase reflects the common equity offerings Fidus completed in September 2012 and February 2013, which were both completed at prices accretive to net asset value.

Portfolio and Investment Activities

As of March 31, 2013, Fidus had debt and equity investments in 32 portfolio companies with a total fair value of $294.2 million, or approximately 105% of cost. The Company’s average portfolio investment was $8.8 million and the Company held equity ownership in 90.6% of its portfolio companies. During the first quarter ended March 31, 2013, Fidus made investments of $22.0 million in two new portfolio companies and two existing portfolio companies and received proceeds from repayments of investments, including a dividend classified as return of capital, totaling $3.2 million. As of March 31, 2013, the weighted average yield on debt investments was 15.2%.

First quarter 2013 investment activity included the following new portfolio company investments:

•	FocusVision Worldwide, Inc., the leading global provider of live video transmission, analysis and archive solutions for the qualitative market research industry. Fidus invested $15.0 million in subordinated notes.

•	Pfanstiehl, Inc., a leading niche provider of critical ingredients used to formulate, develop and manufacture biologic drugs, vaccines and highly potent cancer treatments. Fidus invested $6.7 million in subordinated notes and equity.

Fidus had no loans on non-accrual status as of March 31, 2013.

Liquidity and Capital Resources

At March 31, 2013, the Company had $59.0 million in cash and cash equivalents and SBA debentures outstanding of $144.5 million with an annual weighted average interest rate of 4.6%. Unfunded SBA commitments totaled $5.5 million as of March 31, 2013.

On October 15, 2012, the Company submitted an application to the U.S. Small Business Administration, or the SBA, for a second small business investment company license, or SBIC, after receiving a “Green Light” letter from the SBA on July 30, 2012 allowing the Company to proceed with such an application. If approved, the additional license will provide the Company with an incremental source of attractive long-term debt capital. Fidus has received no assurance or indication from the SBA that it will receive a second license, or of the timeframe in which it would receive a license, should one ultimately be granted.

Subsequent Events

In April 2013, Fidus invested $11.1 million in subordinated notes and equity of World Wide Packaging, LLC, a leading designer and manufacturer of primary packaging for the cosmetics and skin-care industries.

In April 2013, Fidus received $7.5 million from Westminster Cracker Company, Inc. in full repayment of its subordinated loan, including accrued interest.

Second Quarter 2013 Dividend of $0.38 Per Share Declared

On May 1, 2013, the Company’s Board of Directors declared a quarterly dividend of $0.38 per share for the second quarter of 2013, representing an increase of 5.6% over the second quarter of 2012. The Company’s dividend will be payable on June 26, 2013 to stockholders of record as of June 12, 2013.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2013 taxable income, as well as the tax attributes for 2013 dividends, will be made after the close of the 2013 tax year. The final tax attributes for 2013 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

First Quarter 2013 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am EDT on Friday, May 3, 2013. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 36974613.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm EDT on May 3, 2013 until 11:59pm EDT on May 10, 2013 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 36974613. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the three month period ended March 31, 2013 that will be filed with the Securities and Exchange Commission (www.sec.gov) on May 2, 2013.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle market companies, which we generally define as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Fidus’ control, and that Fidus may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such statement now or in the future.

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Assets and Liabilities
(In thousands, except shares and per share data)

	March 31, 2013
	(unaudited)	December 31, 2012

ASSETS
Investments, at fair value
Control investments (cost: $20,838 and $20,709, respectively)	$31,666	$30,613
Affiliate investments (cost: $71,665 and $64,336, respectively)	69,455	62,938
Non-control/non-affiliate investments (cost: $188,031 and $175,249, respectively)	193,082	180,698

Total investments, at fair value (cost: $280,534 and $260,294, respectively)	294,203	274,249
Cash and cash equivalents	58,954	52,042
Interest receivable	3,354	3,307
Deferred financing costs (net of accumulated amortization of $1,715 and $1,590, respectively)	3,289	3,414
Prepaid expenses and other assets	1,103	837

Total assets	360,903	333,849

LIABILITIES
SBA debentures	144,500	144,500
Accrued interest payable	552	2,137
Due to affiliates	3,567	3,646
Accounts payable and other liabilities	521	475

Total liabilities	149,140	150,758

Net Assets	$211,763	$183,091

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized; 13,699,348 and
11,953,847 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively)	$14	$12
Additional paid-in capital	206,729	177,498
Undistributed net investment income	180	455
Accumulated net realized gain (loss) on investments	1,493	1,493
Accumulated net unrealized appreciation on investments	3,347	3,633

Total net assets	$211,763	$183,091

Net asset value per common share	$15.46	$15.32

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Operations (unaudited)
(In thousands, except shares and per share data)

	Three Months Ended March 31,
	2013	2012
Investment income:
Interest and fee income
Control investments	$738	$720
Affiliate investments	2,020	1,782
Non-control/non-affiliate investments	6,658	4,916

Total interest and fee income	9,416	7,418
Dividend income
Affiliate investments	30	30
Non-control/non-affiliate investments	329	121

Total dividend income	359	151
Interest on idle funds and other income	38	27

Total investment income	9,813	7,596

Expenses:
Interest expense	1,735	1,443
Base management fee	1,259	939
Incentive fee	1,157	877
Administrative service expenses	245	229
Professional fees	232	257
Other general and administrative expenses	222	216

Total expenses	4,850	3,961

Net investment income before income taxes	4,963	3,635
Income tax expense	40	14

Net investment income	4,923	3,621

Net realized and unrealized gains (losses) on investments:
Net change in unrealized appreciation on investments	(286)	(102)

Net gain (loss) on investments	(286)	(102)

Net increase in net assets resulting from operations	$4,637	$3,519

Per common share data:
Net investment income per share-basic and diluted	$0.38	$0.38

Net increase in net assets resulting from operations
per share-basic and diluted	$0.36	$0.37

Dividends declared per share	$0.38	$0.34

Weighted average number of shares outstanding-
basic and diluted	12,932,030	9,427,021

CONTACT: Company Contact:

Edward H. Ross

Chief Executive Officer

Fidus Investment Corporation

847-859-3940

Investor Relations Contact:

Stephanie Prince/Jody Burfening

LHA

(212) 838-3777

sprince@lhai.com